UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2006

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2006, Hersha Hospitality Limited Partnership (“HHLP”), the operating partnership subsidiary of Hersha Hospitality Trust, entered into a Purchase and Sale Agreement (the “Agreement”) to acquire a portfolio of seven Hyatt Summerfield Suites hotels (the “Portfolio”). The Sellers of the Portfolio are Bridgewater Hotelworks Associates, L.P., Charlotte Hotelworks Associates, L.P., Gaithersburg Hotelworks Associates, L.P., Pleasant Hill Lodging Partners, L.P., Pleasanton Hotelworks Associates, L.P., Scottsdale Hotelworks Associates, L.P., and Harrison Hotelworks Associates, L.P. (collectively “Sellers”) The Portfolio consists of a 159-room property in White Plains, New York; a 128-room property in Bridgewater, New Jersey; a 140-room property in Gaithersburg, Maryland; a 144-room property in Charlotte, North Carolina; a 164-room property in Scottsdale, Arizona; a 142-room property in Pleasant Hill/Walnut Creek, California and a 128-room property in Pleasanton, California.

The purchase price for the Portfolio is approximately $169.0 million. HHLP intends to finance its acquisition of the Portfolio with an interest only 10-year first mortgage for approximately $120.0 million, bearing interest at approximately 5.5% per annum. The Agreement provides for a reduction to the purchase price if HHLP elects to exclude a hotel from the Portfolio upon the occurrence of certain events that would constitute a material adverse affect on such hotel or its operation. In addition, at closing, HHLP is required to escrow an additional $2.5 million to pay the costs of any renovation work required by a franchisor as a condition to issuing a new franchise license for any hotel in the Portfolio.

HHLP deposited in escrow a letter of credit issued by Commerce Bank in the amount of $11.0 million as a deposit, which will be credited to the purchase price payable at closing, or, if HHLP is entitled to a return of the deposit, Sellers will deliver to HHLP a letter authorizing the cancellation and termination of the letter of credit. HHLP may terminate the Agreement if (1) Sellers fail to satisfy a condition to closing prior to closing; (2) Sellers default in performing its material obligations under the Agreement or (3) any representation or warranty given by Sellers in the Agreement is not true and correct as of the closing. In such circumstances, HHLP shall be entitled to a full refund of its deposit and reimbursement for expenses in an amount not to exceed $175,000. Additionally, if new franchise licenses are not issued on or before the closing date and the Agreement is not previously terminated, HHLP may terminate the Agreement and Sellers shall be entitled to receive the deposit as liquidated damages.

Sellers may terminate the Agreement if (1) HHLP materially defaults on the terms of the Agreement and fails to cure such default in the designated cure period and the closing does not occur as a result of HHLP’s default or (2) new franchise licenses are not issued on or before the closing date. In such circumstances, Sellers shall be entitled to receive the deposit as liquidated damages. Additionally, if Sellers’ contribution to certain required capital expenditure amounts exceeds $700,000 and HHLP does not agree to reduce such contribution amount to no longer exceed $700,000, then Sellers may terminate the Agreement provided that Sellers pay HHLP one-half of HHLP’s expenses incurred by HHLP in obtaining property condition and environmental reports for the properties comprising the Portfolio. In such circumstance, HHLP shall receive a refund of its deposit.

The Agreement contains customary representations, warranties and conditions to closing. There can be no assurance that HHLP will complete the acquisition of the Portfolio on the terms outlined in the Agreement or at all. The Agreement provides that the closing is targeted for December 27, 2006 and is expected to occur on or before January 3, 2007.

The preceding description of the material terms of the Agreement is qualified in its entirety by reference to the terms of the actual Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.1
Purchase and Sale Agreement, dated as of the 18th day of December, 2006, between Bridgewater Hotelworks Associates, L.P., Charlotte Hotelworks Associates, L.P., Gaithersburg Hotelworks Associates, L.P., Pleasant Hill Lodging Partners, L.P., Pleasanton Hotelworks Associates, L.P., Scottsdale Hotelworks Associates, L.P., and Harrison Hotelworks Associates, L.P. and Hersha Hospitality Limited Partnership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: December 22, 2006	By:	/s/	Michael R. Gillespie
Michael R. Gillespie
Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description

10.1
Purchase and Sale Agreement, dated as of the 18th day of December, 2006, between Bridgewater Hotelworks Associates, L.P., Charlotte Hotelworks Associates, L.P., Gaithersburg Hotelworks Associates, L.P., Pleasant Hill Lodging Partners, L.P., Pleasanton Hotelworks Associates, L.P., Scottsdale Hotelworks Associates, L.P., and Harrison Hotelworks Associates, L.P. and Hersha Hospitality Limited Partnership.